Exhibit 99.1
N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Inquiries
Marcela Manjarrez-Hawn
Senior Vice President and Chief Communications Officer
(314) 445-0790

FOR IMMEDIATE RELEASE

CENTENE CORPORATION REPORTS 2019 RESULTS
-- 2019 Full Year Diluted EPS of $3.14; Adjusted Diluted EPS of $4.42 --

ST. LOUIS, MISSOURI (February 4, 2020) -- Centene Corporation (NYSE: CNC) announced today its financial results for the fourth quarter and year ended December 31, 2019, reporting diluted earnings per share (EPS) of $0.49 and $3.14, respectively, and Adjusted Diluted EPS of $0.73 and $4.42, respectively.

2020 Outlook

The Company expects to provide consolidated 2020 annual guidance, including WellCare Health Plans, Inc. (WellCare), on Tuesday, March 3, 2020, with a conference call at 8:30 AM (Eastern Time) on Wednesday, March 4, 2020. The Company continues to expect the WellCare acquisition to be no less than break even accretion for the first full year after closing and mid-to-upper single digit accretion in the second full year. Additionally, excluding the effect of the WellCare acquisition, the Company's stand-alone 2020 guidance is unchanged from the guidance provided at our December investor day.

In summary, the 2019 fourth quarter and full year results were as follows:

2019 Results
	Q4	Full Year
Total revenues (in millions)	$18,863	$74,639
Health benefits ratio	88.4%	87.3%
SG&A expense ratio	9.6%	9.3%
GAAP diluted EPS	$0.49	$3.14
Adjusted Diluted EPS (1)	$0.73	$4.42
Total cash flow (used in) provided by operations (in millions)	$(651)	$1,483

(1) A full reconciliation of Adjusted Diluted EPS is shown beginning on page seven of this release.

"I am pleased with our performance in the fourth quarter and full year 2019, resulting in 24% full year top and bottom line growth. This caps off another successful year for Centene and provides strong, positive momentum as we head into 2020. Having recently closed our acquisition of WellCare, we look ahead to 2020 and beyond with great confidence in the opportunities that lie ahead. Our company will have even greater scale and diversification, serving 1 in every 15 Americans, maintaining our leadership in government-sponsored healthcare. We are happy to welcome our WellCare colleagues to Centene and look forward to delivering on our strategy," said Michael F. Neidorff, Centene's Chairman, President and Chief Executive Officer.

On January 23, 2020, we acquired all of the issued and outstanding shares of WellCare. The transaction is valued at approximately $19.6 billion, including the assumption of debt. The Centene and WellCare combination creates a premier healthcare enterprise focused on government-sponsored healthcare programs.

Fourth Quarter and Full Year Highlights

•	December 31, 2019 managed care membership of 15.2 million, an increase of 1.1 million members, or 8%, over December 31, 2018.

•
Total revenues of $18.9 billion for the fourth quarter of 2019, representing 14% growth compared to the fourth quarter of 2018, and $74.6 billion for the full year 2019, representing 24% growth year-over-year.

•	Health benefits ratio (HBR) of 88.4% for the fourth quarter of 2019, compared to 86.8% in the fourth quarter of 2018, and 87.3% for the full year 2019, compared to 85.9% for the full year 2018.

•
Selling, general and administrative (SG&A) expense ratio of 9.6% for the fourth quarter of 2019, compared to 9.9% for the fourth quarter of 2018. SG&A expense ratio of 9.3% for the full year 2019, compared to 10.7% for the full year 2018.

•
Adjusted SG&A expense ratio of 9.5% for the fourth quarter of 2019, compared to 9.9% for the fourth quarter of 2018. Adjusted SG&A expense ratio of 9.2% for the full year 2019, compared to 10.0% for the full year 2018.

•
Diluted EPS for the fourth quarter of 2019 of $0.49, compared to $0.57 for the fourth quarter of 2018, a decrease of 14%. Diluted EPS for the full year 2019 of $3.14, compared to $2.26 for the full year 2018, an increase of 39%.

•
Adjusted Diluted EPS for the fourth quarter of 2019 of $0.73, compared to $0.69 for the fourth quarter of 2018, an increase of 6%. Adjusted Diluted EPS for the full year 2019 of $4.42, compared to $3.54 for the full year 2018, an increase of 25%.

•
Operating cash flow of $(651) million and $1.5 billion for the fourth quarter and full year 2019, respectively, representing 1.1x net earnings for the full year 2019. Operating cash flow for the fourth quarter of 2019 was negatively affected by the timing of payments from several of our customers, including state directed payments.

Other Events

•
In January 2020, Centene acquired all of the issued and outstanding shares of WellCare. The transaction is valued at approximately $19.6 billion, including the assumption of $1.95 billion of outstanding debt. The WellCare acquisition brings a high-quality Medicare platform and further extends our robust Medicaid offerings. In connection with the closing of the WellCare acquisition, Anthem, Inc. acquired WellCare's Missouri Medicaid health plan, a WellCare Missouri Medicare Advantage health plan, and WellCare's Nebraska Medicaid health plan. CVS Health Corporation acquired portions of Centene's Illinois Medicaid and Medicare Advantage health plans. Centene also completed the exchange of substantially all of WellCare's outstanding senior notes of approximately $1.95 billion aggregate principal amount of new notes issued by Centene and cash. Finally, the Centene board welcomed WellCare board members William Trubeck and James Dallas to Centene’s board of directors.

•
In February 2020, Centene announced the appointment of Chris Koster to Senior Vice President, Secretary and General Counsel, effective February 19, 2020. Centene also announced the appointment of Keith Williamson, former Secretary and General Counsel, to President of the Centene Charitable Foundation.

•	In February 2020, Centene announced the appointment of Jennifer Gilligan to Senior Vice President, Investor Relations, effective upon Edmund Kroll's retirement in April 2020.

•
In February 2020, Centene began operating in Illinois under the first phase of an expanded contract for the Medicaid Managed Care Program. The expanded contract includes children who are in need through the Department of Children and Family Services/Youth Care by the Illinois Department of Healthcare and Family Services and Foster Care.

•
In January 2020, Centene announced its subsidiary, Social Health Bridge has launched a new community partnership with the NHP Foundation, and its affiliate, Operation Pathways, to bring affordable housing to the local Louisiana community. Launching in New Orleans, Louisiana, on-site staff will help residents access education health events, preventative and social determinants of health screenings, and community referral assistance on premise at the housing community.

•
In January 2020, Centene expanded its offerings in the Health Insurance Marketplace in ten existing markets: Arizona, Florida, Georgia, Kansas, North Carolina, Ohio, South Carolina, Tennessee, Texas and Washington.

•
In January 2020, Centene began operating under a one-year emergency contract extension in response to protested contract awards. Louisiana's state procurement officer overturned the Louisiana Department of Health's plan to award Medicaid contracts to four health plans, excluding Centene's Louisiana subsidiary. According to the chief procurement officer, the state health department failed to follow state law or its own evaluation and bid guidelines in its award.

•
In December 2019, Centene issued approximately $1.0 billion of 4.75% Senior Notes due 2025 (the "Additional 2025 Notes"), $2.5 billion of new 4.25% Senior Notes due 2027 (the "2027 Notes") and $3.5 billion of new 4.625% Senior Notes due 2029 (the "2029 Notes"). Centene used the net proceeds of the 2027 Notes and the 2029 Notes and a portion of the Additional 2025 Notes to finance the cash consideration payable in connection with the WellCare acquisition and to pay related fees and expenses.

•
In November 2019, Centene announced its Texas subsidiary, Superior HealthPlan, was awarded by the Texas Health and Human Services Commission a contract to continue to provide healthcare services to enrollees in the state's STAR+PLUS program. The contract is expected to be effective on September 1, 2020, and will allow Superior HealthPlan to offer coverage in two new service areas, for a total of nine service areas.

•
In October 2019, Centene announced that retired United States Air Force General Lori J. Robinson was elected to serve on Centene's Board of Directors as a Class I director. General Robinson was appointed to the Nominating and Governance Committee and the Government and Regulatory Affairs Committee.

Accreditations & Awards

•	In January 2020, FORTUNE magazine named Centene to its 2020 list of Blue Ribbon Companies for appearing on at least four of the 10 most rigorous 2019 annual rankings.

•	In January 2020, FORTUNE magazine named Centene to its 2020 list of the World's Most Admired Companies.

•	In December 2019, Centene's Texas subsidiary, Superior HealthPlan, earned Accreditation from the National Committee for Quality Assurance (NCQA).

•	In November 2019, several Centene subsidiaries earned Accreditation from NCQA, including Cenpatico Behavioral Health, Pennsylvania Health and Wellness, and Western Sky Community Care.

Membership

The following table sets forth our membership by line of business:

	December 31,
	2019	2018
Medicaid:
TANF, CHIP & Foster Care	7,528,700	7,356,200
ABD & LTSS	1,043,500	1,002,100
Behavioral Health	66,500	36,500
Total Medicaid	8,638,700	8,394,800
Commercial	2,331,100	1,978,000
Medicare (1)	404,500	416,900
International	599,800	151,600
Correctional	180,000	151,300
Total at-risk membership	12,154,100	11,092,600
TRICARE eligibles	2,860,700	2,858,900
Non-risk membership	227,000	219,700
Total	15,241,800	14,171,200

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and Medicare-Medicaid Plans (MMP).

The following table sets forth additional membership statistics, which are included in the membership information above:

	December 31,
	2019	2018
Dual-eligible (2)	639,200	598,200
Health Insurance Marketplace	1,805,200	1,459,100
Medicaid Expansion	1,346,700	1,262,100

(2) Membership includes dual-eligible ABD & LTSS and dual-eligible Medicare membership in the table above.

Revenues

The following table sets forth supplemental revenue information ($ in millions):

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Medicaid	$12,818	$11,394	12%	$50,404	$39,427	28%
Commercial	3,560	3,060	16%	14,747	12,391	19%
Medicare (3)	1,398	1,365	2%	5,675	5,093	11%
Other	1,087	740	47%	3,813	3,205	19%
Total Revenues	$18,863	$16,559	14%	$74,639	$60,116	24%

(3) Medicare includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

Statement of Operations: Three Months Ended December 31, 2019

•
For the fourth quarter of 2019, total revenues increased 14% to $18.9 billion from $16.6 billion in the comparable period in 2018. The increase over the prior year was primarily due to growth in the Health Insurance Marketplace business, expansions and new programs in many of our states in 2019, particularly Arkansas, Illinois, Iowa, New Mexico and Pennsylvania, and our recent acquisitions in Spain. These increases were partially offset by the health insurer fee moratorium in 2019.

•
HBR of 88.4% for the fourth quarter of 2019 represents an increase from 86.8% in the comparable period in 2018. The year over year increase was attributable to the Health Insurance Marketplace business where margins have normalized, as expected, from favorable performance in 2018. The increase was also due to the health insurer fee moratorium and a moderate increase in flu related costs. HBR for the fourth quarter was higher than our expectations driven by higher than expected medical costs on our Marketplace business and slightly higher than projected flu costs. Overall, the Marketplace business performed well in 2019 with margins within our stated 5% - 10% range.

•	HBR increased sequentially from 88.2% in the third quarter of 2019. The increase was primarily attributable to normal seasonality in the Health Insurance Marketplace business.

•
The SG&A expense ratio was 9.6% for the fourth quarter of 2019, compared to 9.9% in the fourth quarter of 2018. The Adjusted SG&A expense ratio was 9.5% for the fourth quarter of 2019, compared to 9.9% in the fourth quarter of 2018. The SG&A and Adjusted SG&A expense ratios both benefited from the leveraging of expenses over higher revenues and lower variable compensation costs in 2019. The decrease to the SG&A expense ratio was partially offset by an increase in acquisition related expenses over the fourth quarter of 2018.

•
During the fourth quarter of 2019, Centene redeemed the outstanding principal balance on its $1,400 million 5.625% Senior Notes due February 15, 2021, plus applicable premium for early redemption and accrued and unpaid interest through the redemption date. Centene recognized a pre-tax loss on extinguishment of $30 million on the redemption of the $1,400 million 5.625% Senior Notes, including the call premium, the write-off of unamortized debt issuance costs and a loss on the termination of the $600 million interest rate swap agreement associated with the notes.

•
The effective tax rate was 22.3% for the fourth quarter of 2019, compared to 32.5% in the fourth quarter of 2018. The decrease in the effective tax rate was due to the impact of the health insurer fee moratorium.

Statement of Operations: Year Ended December 31, 2019

•
For the full year 2019, total revenues increased 24% to $74.6 billion from $60.1 billion in the comparable period of 2018. The increase over the prior year was primarily due to the acquisition of Fidelis Care, growth in the Health Insurance Marketplace business, and expansions and new programs in many of our states in 2018 and 2019, particularly Arkansas, Illinois, Iowa, New Mexico and Pennsylvania. These increases were partially offset by the health insurer fee moratorium in 2019. Total revenues also increased due to at-risk, state directed and pass through payments of approximately $825 million from the State of California and pass through payments of approximately $531 million from the State of New York.

•
HBR of 87.3% for the full year 2019 represents an increase from 85.9% in the comparable period in 2018. The HBR increase compared to last year was driven by the Health Insurance Marketplace business where margins have normalized, as expected, from the favorable performance in 2018 and the health insurer fee moratorium. Also, the 2018 HBR benefited from the recognition of the IHSS program reconciliation.

•
The SG&A expense ratio was 9.3% for the full year 2019, compared to 10.7% for the full year 2018. The year-over-year decrease was primarily due to $336 million of lower acquisition related expenses. The Adjusted SG&A expense ratio was 9.2% for the full year 2019, compared to 10.0% for the full year 2018. The SG&A and Adjusted SG&A expense ratios both decreased due to the acquisition of Fidelis Care, which operates at a lower SG&A expense ratio, the Veterans Affairs contract expiration in 2018, and lower variable compensation costs in 2019.

•	For the full year 2019, the effective tax rate was 26.5%, consistent with our previous guidance.

Balance Sheet

At December 31, 2019, the Company had cash, investments and restricted deposits of $21.4 billion, including $7.2 billion held by unregulated entities, reflecting the net proceeds from our $7.0 billion senior note issuance in advance of the closing of the WellCare acquisition. Medical claims liabilities totaled $7.5 billion. Total debt was $13.7 billion, which includes $93 million of borrowings on our $2.0 billion revolving credit facility at quarter end. The debt to capitalization ratio was 51.7% at December 31, 2019, excluding $194 million of non-recourse debt. Excluding non-recourse debt and the senior notes issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%.

A reconciliation of the Company's change in days in claims payable from the immediately preceding quarter-end is presented below:

Days in claims payable, September 30, 2019	48
State directed payments	(2)
Timing of claims payments	(1)
Days in claims payable, December 31, 2019	45

State directed payments that we receive at the end of each quarter are recorded as a component of medical claims liability until paid. We have received state directed payments at the end of most quarters, which has increased our medical claims liability and our days in claims payable. In the fourth quarter of 2019, we did not have any material state directed payments included in our medical claims liability, which decreased our days in claims payable by two days.

Outlook

The Company expects to provide consolidated 2020 annual guidance, including the WellCare acquisition, on Tuesday, March 3, 2020, with a conference call at 8:30 AM (Eastern Time) on Wednesday, March 4, 2020. The Company continues to expect the WellCare acquisition to be no less than break even accretion for the first full year after closing and mid-to-upper single digit accretion in the second full year. Additionally, excluding the effect of the WellCare acquisition, the Company's stand-alone 2020 guidance is unchanged from the guidance provided at our December investor day.

Conference Call

As previously announced, the Company will host a conference call Tuesday, February 4, 2020, at approximately 8:30 AM (Eastern Time) to review the financial results for the fourth quarter and year ended December 31, 2019. Michael Neidorff and Jeffrey Schwaneke will host the conference call.

Investors and other interested parties are invited to listen to the conference call by dialing 1-877-883-0383 in the U.S. and Canada; +1-412-902-6506 from abroad, including the following Elite Entry Number: 6744563 to expedite caller registration; or via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

A webcast replay will be available for on-demand listening shortly after the completion of the call for the next twelve months or until 11:59 PM (Eastern Time) on Tuesday, February 9, 2021, at the aforementioned URL. In addition, a digital audio playback will be available until 9:00 AM (Eastern Time) on Tuesday, February 11, 2020, by dialing 1-877-344-7529 in the U.S. and Canada, or +1-412-317-0088 from abroad, and entering access code 10138090.

Non-GAAP Financial Presentation

The Company is providing certain non-GAAP financial measures in this release as the Company believes that these figures are helpful in allowing investors to more accurately assess the ongoing nature of the Company's operations and measure the Company's performance more consistently across periods. The Company uses the presented non-GAAP financial measures internally to allow management to focus on period-to-period changes in the Company's core business operations. Therefore, the Company believes that this information is meaningful in addition to the information contained in the GAAP presentation of financial information. The presentation of this additional non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Specifically, the Company believes the presentation of non-GAAP financial information that excludes amortization of acquired intangible assets and acquisition related expenses, as well as other items, allows investors to develop a more meaningful understanding of the Company's performance over time. The tables below provide reconciliations of non-GAAP items ($ in millions, except per share data):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net earnings attributable to Centene	$209	$241	$1,321	$900
Amortization of acquired intangible assets	64	62	258	211
Acquisition related expenses	38	2	104	425
Other adjustments (1)	30	—	301	30
Income tax effects of adjustments (2)	(32)	(15)	(127)	(155)
Adjusted net earnings	$309	$290	$1,857	$1,411

(1)
Other adjustments include the non-cash goodwill and intangible asset impairment of $271 million for the year ended December 31, 2019, debt extinguishment costs of $30 million for the three months and year ended December 31, 2019, and the impact of retroactive changes to the California minimum MLR of $30 million for the year ended December 31, 2018.

(2)	The income tax effects of adjustments are based on the effective income tax rates applicable to each adjustment.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP diluted EPS attributable to Centene	$0.49	$0.57	$3.14	$2.26
Amortization of acquired intangible assets (1)	0.12	0.12	0.47	0.41
Acquisition related expenses (2)	0.07	—	0.19	0.81
Other adjustments (3)	0.05	—	0.62	0.06
Adjusted Diluted EPS	$0.73	$0.69	$4.42	$3.54

(1)
The amortization of acquired intangible assets per diluted share presented above is net of an income tax benefit of $0.04 and $0.04 for the three months ended December 31, 2019 and 2018, respectively, and $0.14 and $0.12 for the year ended December 31, 2019 and 2018, respectively.

(2)
The acquisition related expenses per diluted share presented above are net of an income tax benefit of $0.02 and $0.00 for the three months ended December 31, 2019 and 2018, respectively, and $0.06 and $0.25 for the year ended December 31, 2019 and 2018, respectively. Acquisition related expenses for 2019 include net carrying costs on the $7.0 billion senior notes issued in preparation of the WellCare acquisition of approximately $13 million, or $0.02 per diluted share, net of an income tax benefit of approximately $0.01.

(3)
The non-cash impairment is net of an income tax benefit of $0.08 for the year ended December 31, 2019. Debt extinguishment costs are net of an estimated income tax benefit of $0.02 for the three months and year ended December 31, 2019. The California Minimum MLR adjustment is net of an income tax benefit of $0.02 for the year ended December 31, 2018.

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP SG&A expenses	$1,733	$1,556	$6,533	$6,043
Acquisition related expenses	24	—	85	421
Adjusted SG&A expenses	$1,709	$1,556	$6,448	$5,622

To provide clarity on the way management defines certain key metrics and ratios, the Company is providing a description of how the metric or ratio is calculated as follows:

•	Health Benefits Ratio (HBR) (GAAP) = Medical costs divided by premium revenues.

•	SG&A Expense Ratio (GAAP) = Selling, general and administrative expenses divided by premium and service revenues.

•	Adjusted SG&A Expenses (non-GAAP) = Selling, general and administrative expenses, less acquisition related expenses.

•	Adjusted SG&A Expense Ratio (non-GAAP) = Adjusted selling, general and administrative expenses divided by premium and service revenues.

•
Adjusted Net Earnings (non-GAAP) = Net earnings less amortization of acquired intangible assets, less acquisition related expenses, less the goodwill and intangible impairment, less debt extinguishment costs, less the 2018 impact of retroactive changes to the California minimum MLR, net of the income tax effect of the adjustments.

•	Adjusted Diluted EPS (non-GAAP) = Adjusted net earnings divided by weighted average common shares outstanding on a fully diluted basis.

•	Debt to Capitalization Ratio (GAAP) = Total debt, divided by total debt plus total stockholder’s equity.

•	Debt to Capitalization Ratio Excluding Non-Recourse Debt (non-GAAP) = Total debt less non-recourse debt, divided by total debt less non-recourse debt plus total stockholder’s equity.

•
Average Medical Claims Expense (GAAP) = Medical costs for the period, divided by number of days in such period. Average Medical Claims Expense is most often calculated for the quarterly reporting period.

•	Days in Claims Payable (GAAP) = Medical claims liabilities, divided by average medical claims expense. Days in Claims Payable is most often calculated for the quarterly reporting period.

In addition, the following terms referenced in this press release and other Company filings are defined as follows:

•
State Directed Payments: Payments directed by a state that have minimal risk, but are administered as a premium adjustment.  These payments are recorded as premium revenue and medical costs at close to a 100% HBR. The Company has little visibility to the timing of these payments until they are paid by a state.

•
Pass Through Payments: Non-risk supplemental payments from a state that the Company is required to pass through to designated contracted providers. These payments are recorded as premium tax revenue and premium tax expense.

About Centene Corporation

Centene Corporation, a Fortune 100 company, is a leading multi-national healthcare enterprise that is committed to helping people live healthier lives. The Company takes a local approach - with local brands and local teams - to provide fully integrated, high-quality, and cost-effective services to government-sponsored and commercial healthcare programs, focusing on under-insured and uninsured individuals. Centene offers affordable and high-quality products to nearly 1 in 15 Americans across all 50 U.S. states, including Medicaid and Medicare members (including the Medicare Prescription Drug Plan) as well as individuals served by the Health Insurance Marketplace and the TRICARE program. The Company also serves several international markets. Centene emphasizes long-term growth by prioritizing its people, systems and capabilities so that it can better serve its members, providers, local communities and government partners.

Centene uses its investor relations website to publish important information about the company, including information that may be deemed material to investors. Financial and other information about Centene is routinely posted and is accessible on Centene's investor relations website, http://www.centene.com/investors.

Forward-Looking Statements

All statements, other than statements of current or historical fact, contained in this press release are forward-looking statements. Without limiting the foregoing, forward-looking statements often use words such as “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “seek,” “target,” “goal,” “may,” “will,” “would,” “could,” “should,” “can,” “continue” and other similar words or expressions (and the negative thereof). Centene (the Company, our, or we) intends such forward-looking statements to be covered by the safe-harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe-harbor provisions. In particular, these statements include, without limitation, statements about our future operating or financial performance, market opportunity, growth strategy, competition, expected activities in completed and future acquisitions, including statements about the impact of our recently completed acquisition (the WellCare Acquisition) of WellCare Health Plans, Inc. (WellCare), other recent and future acquisitions, investments and the adequacy of our available cash resources. These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties and are subject to change because they relate to events and depend on circumstances that will occur in the future, including economic, regulatory, competitive and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. All forward-looking statements included in this press release are based on information available to us on the date hereof. Except as may be otherwise required by law, we undertake no obligation to update or revise the forward-looking statements included in this press release, whether as a result of new information, future events or otherwise, after the date hereof. You should not place undue reliance on any forward-looking statements, as actual results may differ materially from projections, estimates, or other forward-looking statements due to a variety of important factors, variables and events including but not limited to: uncertainty as to our expected financial performance following completion of the WellCare Acquisition; the possibility that the expected synergies and value creation from the WellCare Acquisition will not be realized, or will not be realized within the expected time period; the risk that unexpected costs will be incurred in connection with the integration of the WellCare Acquisition or that the integration of WellCare will be more difficult or time consuming than expected; unexpected costs, charges or expenses resulting from the WellCare Acquisition; the inability to retain key personnel; disruption from the completion of the WellCare Acquisition, including potential adverse reactions or changes to business relationships with customers, employees, suppliers or regulators, making it more difficult to maintain business and operational relationships; the risk that, following the WellCare Acquisition, we may not be able to effectively manage our expanded operations; our ability to accurately predict and effectively manage health benefits and other operating expenses and reserves; competition; membership and revenue declines or unexpected trends; changes in healthcare practices, new technologies, and advances in medicine; increased healthcare costs; changes in economic, political or market conditions; changes in federal or state laws or regulations, including changes with respect to income tax reform or government healthcare programs as well as changes with respect to the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act, collectively referred to as the Affordable Care Act (ACA) and any regulations enacted thereunder that may result from changing political conditions or judicial actions, including the ultimate outcome in "Texas v. United States of America" regarding the constitutionality of the ACA; rate cuts or other payment reductions or delays by governmental payors and other risks and uncertainties affecting our government businesses; our ability to adequately price products on the Health Insurance Marketplaces and other commercial and Medicare products; tax matters; disasters or major epidemics; the outcome of legal and regulatory proceedings; changes in expected contract start dates; provider, state, federal and other contract changes and timing of regulatory approval of contracts; the expiration, suspension, or termination of our contracts with federal or state governments (including but not limited to Medicaid, Medicare, TRICARE or other customers); the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; challenges to our contract awards; cyber-attacks or other privacy or data security incidents; the possibility that the expected synergies and value creation from acquired businesses, including, without limitation, the WellCare Acquisition, will not be realized, or will not be realized within the expected time period; the exertion of management’s time and our resources, and other expenses incurred and business changes required in connection with complying with the undertakings in connection with any regulatory, governmental or third party consents or approvals for acquisitions; disruption caused by significant completed and pending acquisitions, including, among others, the WellCare Acquisition, making it more difficult to maintain business and operational relationships; the risk that unexpected costs will be incurred in connection with the completion and/or integration of acquisition transactions; changes in expected closing dates, estimated purchase price and accretion for acquisitions; the risk that acquired businesses, including WellCare, will not be integrated successfully; the risk that we may not be able to effectively manage our operations as they have expanded as a result of the WellCare Acquisition; restrictions and limitations in connection with our indebtedness; our ability to maintain or achieve improvement in the Centers for Medicare and Medicaid Services (CMS) Star ratings and maintain or achieve improvement in other quality scores in each case that can impact revenue and future growth; availability of debt and equity financing, on terms that are favorable to us; inflation; foreign currency fluctuations; and risks and uncertainties discussed in the reports that Centene has filed with the Securities and Exchange Commission. This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain other factors that may affect our business operations, financial condition and results of operations, in our filings with the Securities and Exchange Commission (SEC), including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Due to these important factors and risks, we cannot give assurances with respect to our future performance, including without limitation our ability to maintain adequate premium levels or our ability to control our future medical and selling, general and administrative costs.

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except shares in thousands and per share data in dollars)

	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$12,123	$5,342
Premium and trade receivables	6,247	5,150
Short-term investments	863	722
Other current assets	1,090	784
Total current assets	20,323	11,998
Long-term investments	7,717	6,861
Restricted deposits	658	555
Property, software and equipment, net	2,121	1,706
Goodwill	6,863	7,015
Intangible assets, net	2,063	2,239
Other long-term assets	1,249	527
Total assets	$40,994	$30,901
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Medical claims liability	$7,473	$6,831
Accounts payable and accrued expenses	4,164	4,051
Return of premium payable	824	666
Unearned revenue	383	385
Current portion of long-term debt	88	38
Total current liabilities	12,932	11,971
Long-term debt	13,638	6,648
Other long-term liabilities	1,732	1,259
Total liabilities	28,302	19,878
Commitments and contingencies
Redeemable noncontrolling interests	33	10
Stockholders’ equity:
Preferred stock, $.001 par value; authorized 10,000 shares; no shares issued or outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, $.001 par value; authorized 800,000 shares; 421,508 issued and 415,048 outstanding at December 31, 2019, and 417,695 issued and 412,478 outstanding at December 31, 2018	—	—
Additional paid-in capital	7,647	7,449
Accumulated other comprehensive earnings (loss)	134	(56)
Retained earnings	4,984	3,663
Treasury stock, at cost (6,460 and 5,217 shares, respectively)	(214)	(139)
Total Centene stockholders’ equity	12,551	10,917
Noncontrolling interest	108	96
Total stockholders’ equity	12,659	11,013
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$40,994	$30,901

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except shares in thousands and per share data in dollars)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Premium	$17,210	$14,990	$67,439	$53,629
Service	802	659	2,925	2,806
Premium and service revenues	18,012	15,649	70,364	56,435
Premium tax and health insurer fee	851	910	4,275	3,681
Total revenues	18,863	16,559	74,639	60,116
Expenses:
Medical costs	15,220	13,012	58,862	46,057
Cost of services	687	563	2,465	2,386
Selling, general and administrative expenses	1,733	1,556	6,533	6,043
Amortization of acquired intangible assets	64	62	258	211
Premium tax expense	882	801	4,469	3,252
Health insurer fee expense	—	177	—	709
Goodwill and intangible impairment	—	—	271	—
Total operating expenses	18,586	16,171	72,858	58,658
Earnings from operations	277	388	1,781	1,458
Other income (expense):
Investment and other income	126	67	443	253
Debt extinguishment costs	(30)	—	(30)	—
Interest expense	(113)	(98)	(412)	(343)
Earnings from operations, before income tax expense	260	357	1,782	1,368
Income tax expense	58	116	473	474
Net earnings	202	241	1,309	894
Loss attributable to noncontrolling interests	7	—	12	6
Net earnings attributable to Centene Corporation	$209	$241	$1,321	$900

Net earnings per common share attributable to Centene Corporation:
Basic earnings per common share	$0.50	$0.59	$3.19	$2.31
Diluted earnings per common share	$0.49	$0.57	$3.14	$2.26

Weighted average number of common shares outstanding:
Basic	414,044	411,068	413,487	390,248
Diluted	422,262	420,246	420,409	398,506

CENTENE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$1,309	$894
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	643	495
Stock compensation expense	177	145
Goodwill and intangible impairment	271	—
Loss on debt extinguishment	30	—
Deferred income taxes	55	(129)
Changes in assets and liabilities
Premium and trade receivables	(1,076)	(1,173)
Other assets	(234)	(38)
Medical claims liabilities	578	1,325
Unearned revenue	(9)	(52)
Accounts payable and accrued expenses	(421)	(533)
Other long-term liabilities	185	258
Other operating activities, net	(25)	42
Net cash provided by operating activities	1,483	1,234
Cash flows from investing activities:
Capital expenditures	(730)	(675)
Purchases of investments	(2,575)	(3,846)
Sales and maturities of investments	1,809	1,991
Acquisitions, net of cash acquired	(36)	(2,055)
Net cash used in investing activities	(1,532)	(4,585)
Cash flows from financing activities:
Proceeds from the issuance of common stock	—	2,779
Proceeds from long-term debt	24,721	6,077
Payments of long-term debt	(17,803)	(4,083)
Common stock repurchases	(75)	(71)
Purchase of noncontrolling interest	—	(74)
Contribution from noncontrolling interest	21	—
Payments for debt extinguishment	(23)	—
Debt issuance costs	(25)	(25)
Other financing activities, net	16	9
Net cash provided by financing activities	6,832	4,612
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(2)	—
Net increase in cash, cash equivalents, and restricted cash and equivalents	6,781	1,261
Cash, cash equivalents, and restricted cash and cash equivalents, beginning of period	5,350	4,089
Cash, cash equivalents, and restricted cash and cash equivalents, end of period	$12,131	$5,350
Supplemental disclosures of cash flow information:
Interest paid	$301	$323
Income taxes paid	$612	$448
Equity issued in connection with acquisitions	$—	$507

CENTENE CORPORATION
SUPPLEMENTAL FINANCIAL DATA

	Q4	Q3	Q2	Q1	Q4
	2019	2019	2019	2019	2018
MANAGED CARE MEMBERSHIP BY LINE OF BUSINESS
Medicaid:
TANF, CHIP & Foster Care	7,528,700	7,623,400	7,388,700	7,491,100	7,356,200
ABD & LTSS	1,043,500	1,045,700	997,900	1,036,200	1,002,100
Behavioral Health	66,500	73,300	68,800	56,000	36,500
Total Medicaid	8,638,700	8,742,400	8,455,400	8,583,300	8,394,800
Commercial	2,331,100	2,388,500	2,449,400	2,472,700	1,978,000
Medicare (1)	404,500	404,500	398,500	393,900	416,900
International	599,800	462,400	463,100	151,600	151,600
Correctional	180,000	187,200	153,900	153,200	151,300
Total at-risk membership	12,154,100	12,185,000	11,920,300	11,754,700	11,092,600
TRICARE eligibles	2,860,700	2,860,700	2,855,800	2,855,800	2,858,900
Non-risk membership	227,000	227,800	228,100	211,900	219,700
Total	15,241,800	15,273,500	15,004,200	14,822,400	14,171,200

(1) Membership includes Medicare Advantage, Medicare Supplement, Special Needs Plans, and MMP.

NUMBER OF EMPLOYEES	56,600	53,600	52,000	48,100	47,300

DAYS IN CLAIMS PAYABLE	45	48	47	48	48

CASH, INVESTMENTS AND RESTRICTED DEPOSITS (in millions)
Regulated	$14,204	$14,734	$15,101	$14,303	$13,002
Unregulated (2)	7,157	855	801	507	478
Total	$21,361	$15,589	$15,902	$14,810	$13,480

DEBT TO CAPITALIZATION	52.0%	36.2%	36.8%	36.9%	37.8%
DEBT TO CAPITALIZATION EXCLUDING NON-RECOURSE DEBT (3)	51.7%	35.6%	36.3%	36.5%	37.4%
(2) Unregulated cash, investments and restricted deposits for the fourth quarter of 2019 include the net proceeds from our $7.0 billion senior note issuance in advance of the closing of the WellCare acquisition.

(3) Excluding non-recourse debt and the senior debt issued to fund the WellCare acquisition in advance of closing, our debt to capital was 34.3%. The non-recourse debt represents the Company's mortgage note payable ($54 million at December 31, 2019) and construction loan payable ($140 million at December 31, 2019). The WellCare related senior notes represent $6,921 million of long-term debt as of December 31, 2019.

OPERATING RATIOS

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
HBR	88.4%	86.8%	87.3%	85.9%
SG&A expense ratio	9.6%	9.9%	9.3%	10.7%
Adjusted SG&A expense ratio	9.5%	9.9%	9.2%	10.0%

MEDICAL CLAIMS LIABILITY

The changes in medical claims liability are summarized as follows (in millions):

Balance, December 31, 2018	$6,831
Less: reinsurance recoverable	27
Balance, December 31, 2018, net	6,804
Acquisitions and purchase accounting adjustments	59
Incurred related to:
Current period	59,539
Prior period	(677)
Total incurred	58,862
Paid related to:
Current period	52,453
Prior period	5,819
Total paid	58,272
Balance, December 31, 2019, net	7,453
Plus: reinsurance recoverable	20
Balance, December 31, 2019	$7,473

Centene's claims reserving process utilizes a consistent actuarial methodology to estimate Centene's ultimate liability. Any reduction in the “Incurred related to: Prior period” amount may be offset as Centene actuarially determines “Incurred related to: Current period.” As such, only in the absence of a consistent reserving methodology would favorable development of prior period claims liability estimates reduce medical costs. Centene believes it has consistently applied its claims reserving methodology. Additionally, approximately $49 million was recorded as a decrease to premium revenues resulting from development within “Incurred related to: Prior period” due to minimum HBR and other return of premium programs.

The amount of the “Incurred related to: Prior period” above represents favorable development and includes the effects of reserving under moderately adverse conditions, new markets where we use a conservative approach in setting reserves during the initial periods of operations, receipts from other third party payors related to coordination of benefits and lower medical utilization and cost trends for dates of service December 31, 2018, and prior.